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                                Handy & Harman
               Executive Post-Retirement Life Insurance Program

                  1. Establishment and Purpose. Handy & Harman (the "Company") hereby establishes the Handy & Harman Executive Post-Retirement Life Insurance Program (the "Program"), effective as of February 1, 1995. The purpose of the Program is to benefit the Company and its stockholders by providing incentive to eligible key employees of the Company to remain employed with the Company until their retirement by providing life insurance benefits at the Company's expense.

                  2. Eligibility. The Program is available to those executive officers of the Company ("Participants") who are (i) designated by the Compensation Committee of the Board of Directors of the Company (the "Committee") as eligible for participation in the Company's Supplemental Executive Retirement Plan (the "SERP"), and (ii) determined to be insurable to the satisfaction of the Program's then current insurance provider. Notwithstanding anything contained herein to the contrary, it is contemplated that a Participant may elect to irrevocably assign all benefits and rights arising hereunder to a trust established by such Participant (an "Insurance Trust") and, in such case, certain benefits and rights arising hereunder attributed to a Participant shall be construed as benefit and rights attributed to such Insurance Trust.

                  3. Life Insurance Benefit. (a) The Company shall cause to be maintained a variable appreciable life insurance policy (the "Pre-Retirement Policy") on the life of each participant in an amount (the "Pre-Retirement Benefit") equal to four (4) times the Participant's annual base salary as in effect from time to time ("Annual Base Salary"). The Beneficiary (as defined below) of each participant with respect to whom the Company's obligations have not ceased under Section 4 hereof shall be entitled to receive (as soon as practicable following the Participant's death) a lump-sum cash payment equal to the Pre-Retirement Benefit. All amounts contributed by the Company towards the funding of the Pre-Retirement Policy shall, at all times, be determined on an actuarially sound basis.

                  (b) The Company shall cause to be maintained an adjustable life insurance policy (the "Post-Retirement Policy") on the life of each Participant in an amount (the "Post-Retirement Benefit") equal to two (2) times the Participant's Annual Base Salary. Until the Participant's Retirement (as defined below), the "Company shall have all of the ownership rights in the Post-Retirement Policy and shall be designated the beneficiary of the Post-Retirement Benefit. As soon as

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practicable following the Participant's Retirement, the Company shall transfer its ownership rights (including, without limitation, the right to designate a beneficiary) in the Post-Retirement Policy to each Participant (or, an Insurance Trust, if applicable) with respect to whom the Company's obligations have not ceased under Section 5 hereof, in accordance with the terms and conditions contained in Section 5 hereof. All amounts contributed by the Company towards the funding of the Post-Retirement Policy shall, at all times, be determined on an actuarially sound basis.

                  4. Conditions to Receipt of the Pre-Retirement Benefit. (a) The Company shall have no obligation to maintain the Pre-Retirement Policy or to provide the Pre-Retirement Benefit in respect of any participant who separates from service with the Company, for any reason whatsoever, effectively immediately following such separation from service with the Company.

                  (b) The Company shall have the right to condition the payment of the Pre-Retirement Benefit and continued participation in the Program on the annual payment to the Company of an amount equal to the "economic benefit" received by such Participant, calculated in accordance with U.S. Department of Treasury regulations, in respect of the Pre-Retirement Policy. The payment of such economic benefit portion by the Participant (or, an Insurance Trust, if applicable) to the Company shall be made pursuant to procedures established by the Company. Upon the receipt of the economic benefit portion by the Company, the Company may pay to such Participant additional compensation in an amount equal to the economic benefit portion.

                  5. Conditions to Receipt of the Post-Retirement Benefit. (a) The Company shall have no obligation to maintain the Post-Retirement Policy or to provide the Post-Retirement benefit under the Program in respect of any participant who separates from service with the Company, for any reason whatsoever, prior to such Participant's Retirement (as such term is defined in the Handy & Harman Pension Plan or any successor plan thereto.). Notwithstanding the foregoing, (i) if a Participant separates from service with the Company prior to Retirement and is vested in the SERP at such time, the Company shall transfer to such Participant (or, an Insurance Trust, if applicable) its ownership rights in the Post-Retirement Policy (including, without limitation, the right to designate a beneficiary) effective upon such separation from service; provided, however, that the Company may, in its sole discretion, require such Participant (or an Insurance Trust, if applicable) to pay to the Company an amount equal to the cash surrender value of such Post-Retirement Policy as a condition precedent to such transfer, and (ii) if a Participant separates

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from service with the Company prior to Retirement and is not then vested in the
SERP, the Company shall have no further obligations to such Participant but may, in its sole discretion, provide such participant (or, an Insurance Trust, if applicable) with the option to receive a transfer from the Company of its ownership rights in the Post-Retirement Policy (including, without limitation, the right to designate a beneficiary); provided, however, that the payment to the Company of an amount equal to the cash surrender value of the Post-Retirement Policy shall be a condition precedent to such transfer. Upon a transfer described in this paragraph (a), the Company shall have no obligation to pay premiums on the Post-retirement Policy and shall have no further obligations to the Participant under the Program.

                  (b) In the event that a Participant separates from service with the Company after Retirement, the Company shall transfer its ownership rights in the Post-Retirement Policy (including, without limitation, the right to designate a beneficiary) to such Participant (or, an Insurance Trust, if applicable). Upon a transfer described in this paragraph (b), to the extent that such transfer shall cause the Participant to incur additional federal, state or local income taxes, the Company shall pay to such Participant an amount (the "Tax Reimbursement") such that the net amount of the Tax Reimbursement retained by such Participant after deduction of any federal, state and local taxes attributable to (i) the transfer of the Post-Retirement Policy from the Company to the Participant (or, an Insurance Trust, if applicable) and (ii) the payment of the Tax Reimbursement by the Company to the Participant, shall equal zero. Upon a transfer described in this paragraph (b) but subject to Section 6 hereof, the Company shall continue to make all required premium payments on the Post-Retirement Policy on behalf of the Participant. Any and all determinations to be made in calculating the Tax Reimbursement shall be made by the Company, in its sole discretion.

                  6. Amendment and Termination of the Program. The Company, through its Board of Directors, shall maintain at all times complete authority to terminate the Program or amend or modify the provisions thereof at any time; provided, that any such termination, modification or amendment which will adversely affect the rights of a Participant shall become effective no less than two years after notice of such termination, modification or amendment is provided to such affected Participant; further, provided, that any purported termination of the Program shell be effective only to the extent that it equivalently affects the rights of each respective Participant, similarly situated, whether or not actively employed with the Company at such time; and further, provided, that this Section 6 may not be deleted

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or amended in any manner without the consent of each Participant who is then actively employed with the Company.

                  The Company's authority includes the right to discontinue the PreRetirement and Post-Retirement Benefits at any time. In the event that any Participant shall no longer remain a Participant, for any reason whatsoever, including, without limitation, by reason of a termination of the Program (i) the Company shall not cause to maintain any policy issued in respect of such Participant pursuant to the Program unless such former Participant (or, an Insurance Trust, if applicable) remains entitled, at all times, to designate the Beneficiary of such policy, (ii) the Company shall borrow the maximum amount under the Pre-Retirement Policy and such policy (net of any outstanding loans thereof) shall be transferred to the Participant (or, an Insurance Trust, if applicable), (iii) if the former Participant was then Retired, the Company shall cease making premium payments on the Post-Retirement Policy, and (iv) if the former Participant was not then Retired, the Company shall transfer its ownership rights (including, without limitation, the right to designate a beneficiary) in the Post-Retirement Policy to such former Participant (or, an Insurance Trust, if applicable) and such former Participant shall be entitled to receive from the Company the Tax Reimbursement determined in accordance with
Section 5(b) hereof.

                  7. Named Fiduciary and Plan Administrator. Paul E. Dixon, R.N.

Daniel and Stephen B. Mudd are hereby designated the "Named Fiduciaries". The Named Fiduciaries (i) shall be responsible for the management, control and administration of the Program and (ii) may allocate to others certain aspects of the management and operational responsibilities of the Program, including the employment of advisors and the delegation of any ministerial duties to qualified individuals. Additional information concerning the Program may be obtained upon written or oral request from Stephen B. Mudd (the "Plan Administrator"), Handy & Harman, 250 Park Avenue, New York, New York 10177, telephone number (212) 309-0682.

                  8. Claims Procedure. Claims for Benefits may be filed on forms provided by the Plan Administrator. If a claim for the Benefit is wholly or partially denied, the Beneficiary shall receive written notice explaining the reason for the denial and the Program provision on which it was based. The Beneficiary shall also be notified of any additional material or information necessary to submit to perfect the claim and the reasons such information is necessary. In order to appeal a denial of a claim, the Beneficiary may request review of the claim by submitting written application not later than 60 days after receiving written notification of the claim

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denial. The Beneficiary may also review pertinent documents and submit issues and comments in writing. These requests should be sent to the Plan Administrator. They will be reviewed within 60 days after the Plan Administrator's receipt of such request and a decision will be communicated to the Beneficiary in writing not later than 120 days after receipt of such request.

                  9. No Right to Continued Employment. Nothing in the Program or any other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Program or such other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

                  10. Interpretation. The Company shall at all times have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Program, to construe and interpret the Program, and to make all other determinations deemed necessary or advisable for the administration of the Program. All decisions, determinations and interpretations of the Company shall be final and binding on all Participants, Beneficiaries and other interested parties.

                  11. Beneficiary. A Participant (or, an Insurance Trust, if applicable) may select a beneficiary (the "Beneficiary") by filing with the Plan Administrator a written designation of a Beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation; provided that the Participant (or, an Insurance Trust, if applicable) may elect to irrevocably designate the Beneficiary. Except in the case of an irrevocable designation of a Beneficiary, if no Beneficiary survives the Participant, the executor or administrator of the Participant's estate or, in the case where the participant has assigned all benefits and rights arising hereunder to an Insurance Trust, the then trustee of such Insurance Trust, as the case may be, shall be deemed to be the Beneficiary.

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